Exhibit 99.1

Contact:	Investor Relations: Elaine Lintecum 916-321-1846 elintecum@mcclatchy.com

McCLATCHY PROPOSES TO OFFER

$875 MILLION SENIOR NOTES DUE 2017

Sacramento, CA, Jan. 27, 2010 – The McClatchy Company (NYSE: MNI) today announced that it proposes to offer $875 million aggregate principal amount of senior notes, subject to market conditions and other factors. The notes would be due in 2017 and are to be offered and sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act.

The notes will be senior obligations of McClatchy and will be guaranteed by each of McClatchy’s subsidiaries that guarantee indebtedness under McClatchy’s credit agreement. The notes and guarantees will be secured by a first priority lien on certain of McClatchy’s and the subsidiary guarantors’ assets, and will rank pari passu with liens granted under McClatchy’s credit agreement. Interest will be payable semi-annually. The interest rate, offering price and other terms will be determined at the time of pricing of the offering.

McClatchy intends to use the net proceeds of the offering to repay approximately $614 million under its credit agreement and to fund its cash tender offer for any and all of the approximately $166 million aggregate principal amount of its 7.125% Notes due June 1, 2011 and approximately $24 million aggregate principal amount of its 15.75% Senior Notes due 2014.

This announcement does not constitute an offer to sell or a solicitation of an offer to buy any of the foregoing notes, nor shall there be any offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

The notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

Additional Information:

Statements in this press release regarding future financial and operating results, including revenues, anticipated savings from cost reduction efforts, future dividend payments, cash flows, debt levels, as well as future opportunities for the company and any other statements about management’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. There are a number of important risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the duration and depth of the economic recession; McClatchy may not generate cash from operations, or otherwise, necessary to reduce debt or meet debt covenants as expected; McClatchy may not consummate contemplated transactions to enable debt reduction on anticipated terms or at all; McClatchy may not achieve its expense reduction targets or may do harm to its operations in attempting to achieve such targets; McClatchy’s operations have been, and will likely continue to be, adversely affected by competition, including competition from internet publishing and advertising platforms; the Company’s inability to continue to satisfy the New York Stock Exchange’s qualitative and quantitative listing standards for continued listing; increases in the cost of newsprint; bankruptcies or financial strain of its major advertising customers; litigation or any potential litigation; geo-political uncertainties including the risk of war; changes in printing and distribution costs from anticipated levels; changes in interest rates; changes in pension assets and liabilities; increased consolidation among major retailers in our markets or other events depressing the level of advertising; our inability to negotiate and obtain favorable terms under collective bargaining agreements with unions; competitive action by other companies; decreased circulation and diminished revenues from retail, classified and national advertising; and other factors, many of which are beyond our control; as well as the other risks detailed from time to time in the Company’s publicly filed documents, including the Company’s Annual Report on Form 10-K for the year ended December 28, 2008, filed with the U.S. Securities and Exchange Commission. McClatchy disclaims any intention and assumes no obligation to update the forward-looking information contained in this release.

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